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                                                                   EXHIBIT 7.(a)

                 [Letterhead of Pacific Life & Annuity Company]


December 20, 2001

PACIFIC LIFE INSURANCE COMPANY
700 Newport Center Drive
Newport Beach, CA  92660

RE:  Pacific Select Exec II-NY Flexible Premium Variable Life Insurance Policy

To whom it may concern:

In my capacity as Assistant Vice President of the Product Design Department of Pacific Life & Annuity Company, I have provided actuarial advice concerning:

The preparation of the Post-Effective Amendment No. 7 to the Registration Statement on Form S-6 filed by Pacific Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement") and the preparation of the policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

The illustration of death benefits, cash values and accumulated premiums shown in the Post-Effective Amendment No. 7 to the Registration Statement on Form S-6 as Exhibit 7(b), based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchaser of the policies at age 45 in the underwriting classes illustrated than to prospective purchasers of Policies at other ages or underwriting classes.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ LAWRENCE M. HERSH
-----------------------------
Lawrence M. Hersh, FSA, MAAA
Assistant Vice President